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                                                                   EXHIBIT 10.13


                                    Form of

                          TAX DISAFFILIATION AGREEMENT

      TAX DISAFFILIATION AGREEMENT (the "Agreement") entered into as of April __, 2004 by and between WCA Waste Corporation, a Delaware corporation, and Waste Corporation of America, LLC, a Delaware limited liability company ("WCA"). Capitalized terms used in this Agreement are defined in Section 1.1 below. Unless otherwise indicated all "Section" references in this Agreement are to sections of this Agreement.

                                    RECITALS

      WHEREAS, WCA Waste Corporation is the common parent of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), (the "Consolidated Group").

      WHEREAS, the members of such Consolidated Group have heretofore joined in filing consolidated federal Income Tax Tax Returns as well as certain consolidated, combined, and unitary Tax Returns for state and local jurisdictions.

      WHEREAS, prior to the Internal Reorganization, WCA was the parent corporation of the Consolidated Group.

      WHEREAS, following and as a result of the Internal Reorganization, WCA converted from a corporation to a limited liability corporation in which WCA Waste Corporation has a 100 percent ownership interest.

      WHEREAS, as a result of the Internal Reorganization, WCA wholly-owns directly or indirectly certain members of the Consolidated Group (the "WCA Group").

      WHEREAS, the board of directors of WCA Waste Corporation determined that it is in the best interests of WCA Waste Corporation to distribute its ownership interest in WCA to its shareholders (the "Distribution").

      WHEREAS, subsequent to the Distribution, WCA and each member of the WCA Group will no longer be members of the Consolidated Group except for those purposes described herein.

      WHEREAS, WCA will be treated as a partnership for federal Income Tax purposes after the Distribution.

      WHEREAS, the Consolidated Group and WCA desire on behalf of themselves and their successors to set forth their rights and obligations with respect to Taxes due for periods before and after the Distribution.

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
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                                   ARTICLE I
                                  DEFINITIONS

      1.1 For the purposes of this Agreement, the following terms have the following meanings:

      "Agreement" shall have the meaning set forth in the preamble.

      "Business Day" means any day other than a Saturday, a Sunday, or a day on which banking institutions located in the State of Texas are authorized or obligated by law or executive order to close.

      "Carryforward Tax Attribute" means a deductible or creditable consolidated United States federal Tax attribute, or similar state or local Tax attribute, including (i) a consolidated net operating loss, a consolidated net capital loss, a consolidated unused investment credit, a consolidated unused foreign Tax credit, or a consolidated excess charitable contribution, and (ii) the consolidated minimum Tax credit, credit for producing fuel from a nonconventional source or other consolidated general business credits that can be carried forward from one Tax period to subsequent Tax periods.

      "Code" shall have the meaning set forth in the Recitals.

      "Consolidated Group" shall have the meaning set forth in the Recitals.

      "Consolidated Return" means any consolidated, combined or unitary Tax Return filed by WCA Waste Corporation for the Consolidated Period with respect to United States federal, state or local Taxes, including Taxes imposed or based on net income, net worth or gross receipts.

      "Consolidated Period" means (a) any Tax period of the Consolidated Group ending before, with, or which includes the Distribution Date during which WCA or any member of the WCA Group was a member of the Consolidated Group and (b) any Tax period ending after the Distribution Date in which (i) WCA Waste Corporation or a Continuing Member and (ii) WCA or a member of the WCA Group are required to file a consolidated, combined or unitary state or local Tax Return.

      "Continuing Member" means any member of the Consolidated Group on the Distribution Date other than any member of the WCA Group.

      "Distribution" shall have the meaning set forth in the Recitals.

      "Distribution Date" means the last date that the members of the WCA Group are included in the Consolidated Group's consolidated federal Income Tax Tax Return, either as a member or as a disregarded entity.

      "Distribution Tax" means any registration, transfer or Income Taxes (including any Taxes incurred with regard to Section 311(b) of the Code) directly resulting from the Distribution imposed upon WCA or any member of the WCA Group; provided that such


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term shall not refer to the collateral Tax effects of the Distribution
(including with regard to the Tax basis of assets).

      "Final Determination" shall mean with respect to any issue (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final and not subject to further appeal; (b) a closing agreement entered into under Section 7121 of the Code or any other binding settlement agreement entered into in connection with or in contemplation of an administrative judicial proceeding; or (c) the completion of the highest level of administrative proceedings if a judicial contest is not, or is no longer, available.

      "Income Tax" means any United States federal, state, local or foreign Tax, charge, fee, levy or other assessment which is determined with reference to (a) net income or profits (including capital gains, gross receipts, value added or minimum Tax, but not including sales or use Tax), or (b) multiple bases, including but not limited to, corporate franchise, gross receipts, net worth, privilege, doing business or occupation Taxes, if one of the bases is listed in clause (a).

      "Independent Firm" shall have the meaning set forth in Section 6.2.

      "Internal Reorganization" means the transactions undertaken in connection with the Distribution to restructure or separate those companies or entities that will be owned directly or indirectly by WCA Waste Corporation on or after the Distribution Date, on the one hand, and those companies or entities that will be owned directly or indirectly by WCA, on the other hand.

      "Internal Reorganization Tax" means any registration, transfer or Income Taxes (including any Taxes incurred with regard to Section 311(b) of the Code) directly resulting from the Internal Reorganization imposed upon WCA or any member of the WCA Group; provided that such term shall not refer to the collateral Tax effects of the Internal Reorganization (including with regard to the Tax basis of assets).

      "Loss" means all liabilities, costs, expenses, (including reasonable expenses of investigation and attorneys' fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax liability.

      "Notice" shall have the meaning set forth in Section 8.2.

      "Proceeding" means any audit or other examination, protest, appeals or other administrative or judicial proceeding relating to liability or refunds or adjustments with respect to Taxes for any Tax period.

      "Regulations" means the regulations promulgated under the Code, in effect from time to time.


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      "Separate Return Tax Period" means a Tax period of WCA or a member of the
WCA Group which is not included in a Consolidated Period, or any Tax period of WCA Waste Corporation subsequent to a final Consolidated Period.

      "Tax" means all taxes, charges, fees, levies, imposts, duties and other assessments, including, without limitations, income, gross receipts, excise, personal property, real property, sales, ad valorem, value-added, withholding, social security, occupation, use, service, service use, leasing, leasing use, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States or any state, local, or foreign governmental authority whether computed on a separate, consolidated, unitary, combined or another basis; and such term shall include (including without limitation any duty to reimburse another party for indemnified Taxes or refunds or credit of Taxes) any interest, fines, penalties and additional amounts attributable to, imposed on, or with respect to, any such taxes, charges, fees, levies, imposts, duties or other assessments, and interest thereon.

      "Tax Authority" means with respect to any Tax, the jurisdiction (or political subdivision thereof) or governmental entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such jurisdiction or governmental entity.

      "Tax Benefit" shall have the meaning set forth in Section 2.5(e).

      "Tax Item" shall have the meaning set forth in Section 2.1(a)(i).

      "Tax Return" shall mean any return, information return, form, report, filing, statement, declaration or other document required to be filed with a Tax Authority in respect of any Tax or Taxes.

      "WCA" means (a) WCA including WCA when it was a Delaware corporation prior to its conversion to a Delaware limited liability company or (b) any successor to WCA.

      "WCA Group" shall have the meaning set forth in the Recitals.

      "WCA Group Federal Tax Liability" means the WCA Group's consolidated federal Income Tax liability, determined as of the end of the applicable Tax period in accordance with Section 1.1502-1, et seq. of the Regulations as if (a) the highest rate of Tax specified in Section 11(b) of the Code were the only rate set forth in that subsection, and (b) the WCA Group was a separate affiliated group of corporations filing a consolidated federal Income Tax Return, including any elections that have been made for or on behalf of any member of the WCA Group for the Consolidated Period pursuant to the Code or Regulations.

      "WCA Group State and Local Tax Liability" means the WCA Group's liability for Taxes as determined under Section 2.3(c) of this Agreement.

      "WCA Waste Corporation" means (a) WCA Waste Corporation, (b) any successor common parent corporation described in Section 1.1502-75(d)(2)(i) or (ii) of


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the Regulations, or (c) any corporation as to which WCA Waste Corporation (or successor corporation described in clause (b) hereof) is the "predecessor" within the meaning of Section 1.1502-1(f)(4) of the Regulations, if such corporation acquires WCA Waste Corporation (or a successor corporation described in clause (b) hereof) in an acquisition within the meaning of Section 1.1502-75(d)(3) of the Regulations.

                                   ARTICLE II

                  TAX RETURNS, TAX PAYMENTS AND EVENT OF LOSS

      2.1 Obligation to Prepare and File Tax Returns.

      (a) Consolidated or Combined Tax Returns.

            (i) WCA Waste Corporation shall prepare and file, or cause to be prepared and filed, all Consolidated Returns (including any Consolidated Returns that include the Distribution Date). WCA Waste Corporation shall have the exclusive right, in its sole discretion, with respect to any Tax Return described in this Section 2.1(a) to determine (1) the manner in which such Tax Return shall be prepared and filed, including the elections, methods of accounting, positions, conventions and principles of taxation to be used and the manner in which any item of income, gain, loss, deduction, credit or other attribute (a "Tax Item") shall be reported; (2) whether any extensions may be requested; (3) the elections that will be made by WCA Waste Corporation; any Continuing Member; WCA; and any member of the WCA Group on such Tax Return; (4) whether any amended Tax Returns shall be filed; (5) whether any claims for refund shall be made; (6) whether any refunds shall be paid by way of refund or credited against liability for the related Tax; and (7) whether to retain outside firms to prepare or review such Tax Return.

            (ii) For each Consolidated Period, WCA shall provide WCA Waste Corporation with documents and other information including workpapers and schedules, state apportionment schedules, fixed asset ledgers, detailed general ledgers, Schedule M analysis and journal entries, in order for WCA Waste Corporation to prepare Consolidated Returns for each jurisdiction in which WCA or a member of the WCA Group is included in a Consolidated Return with any Continuing Member, in each case, on or before the date which is fifteen (15) Business Days prior to the due date of such Tax Return. Tax Items to be included in any Consolidated Returns for the Consolidated Period that includes the Distribution Date shall be determined by the method described in Section 2.1(a)
(iii).

            (iii) Notwithstanding anything in this Agreement to the contrary, the WCA Group Federal Tax Liability for the Consolidated Period that includes the Distribution Date shall be determined pursuant to Section 1.1502-76 of the Regulations by including only that portion of the Tax year ending on the Distribution Date, based on a closing of the books for Income Tax purposes and, immediately before the Distribution Date, Tax Items will be taken into account (to the extent not previously taken into account in the computation of the WCA Group Federal Tax Liability) as required by the applicable intercompany transaction Regulations.


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      (b) Separate Returns.

            (i) WCA shall prepare and timely file Tax Returns and pay any member of the WCA Group's separate Tax liabilities, or estimated separate Tax liabilities, with respect to any Tax Authority under which a member of the WCA Group is required to file (or does file) a separate state, local or foreign Tax Return directly with the Tax Authority and not as a part of a Consolidated Group Tax Return for a period that includes a Consolidated Period.

            (ii) WCA Waste Corporation and the Continuing Members, on the one hand, and WCA and the WCA Group, on the other hand, shall each prepare and timely file Tax Returns with, and pay their own Tax liabilities directly to, the appropriate Tax Authorities for all Separate Return Tax Periods.

            (iii) If there are any adjustments to the Tax liabilities of any of the members of the WCA Group for Separate Return Tax Periods or for separate state or local Tax Returns for a Consolidated Period, WCA will control the conduct of Proceedings related thereto, and will pay the Tax liability, if any, directly to the relevant Tax Authority.

      2.2 Payment of Taxes for Consolidated Period to Taxing Authorities.

      (a) WCA Waste Corporation shall pay (or cause to be paid) to the appropriate Tax Authorities, and shall indemnify WCA and each member of the WCA Group against liability for, all Taxes with respect to the Consolidated Group's Consolidated Returns for the Consolidated Period.

      (b) WCA shall pay (or cause to be paid) to the appropriate Tax Authorities, and shall indemnify WCA Waste Corporation and each Continuing Member against liability for, all Taxes with respect to any separate state, local, or foreign Tax Return filed or required to be filed by WCA for the Consolidated Period.

      2.3 Allocation of Taxes.

      (a) For each Consolidated Period, WCA shall be liable for and shall pay to WCA Waste Corporation an amount equal to the sum of the WCA Group Federal Tax Liability and the WCA Group State and Local Tax Liability for such Tax period. The WCA Group Federal Tax Liability and the WCA Group State and Local Tax Liability shall not include any Internal Reorganization Taxes, which are provided for in Section 2.5(c), or any Distribution Taxes, which are provided for in Section 2.5(d).

      (b) With respect to each Consolidated Period, the WCA Group Federal Tax Liability for such Tax period shall be WCA 's liability for federal Income Taxes for such Tax period, as determined in accordance with Section 2.1(a)(iii).

      (c) With respect to any Consolidated Period, the WCA Group State and Local Tax Liability shall be the sum for such Tax period of the WCA Group's state and local


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Tax liability for each Consolidated Tax Return, as determined in a manner consistent with the principles and procedures set forth in Section 2.1(a)(iii).

      2.4 Recomputation and Adjustment of Taxes; Amended Returns. For any Consolidated Period, in the event of a redetermination of any Tax Item of any Continuing Member or the WCA Group as a result of a Final Determination, the filing of a Tax refund claim or the filing of an amended Tax Return pursuant to which Taxes are paid to a Tax Authority or a refund of Taxes is received from a Tax Authority, WCA Waste Corporation and WCA shall prepare jointly, in accordance with the principles and procedures set forth in this Agreement, revised Tax Returns, as appropriate, to reflect the redetermination of such Tax Item as a result of such Final Determination, filing of a Tax refund claim or filing of an amended Tax Return. Following the preparation of such revised Tax Returns, WCA's payment obligations under Section 2.3 hereof shall be redetermined. Without the prior written consent of WCA Waste Corporation (which consent may be withheld in its sole discretion) WCA shall not amend any Tax Return, including any foreign Tax Returns, for any Consolidated Period.

      2.5 Indemnification.

      (a) WCA Waste Corporation and each Continuing Member shall jointly and severally indemnify WCA and each member of the WCA Group and their respective directors, officers and employees, and hold them harmless from and against any Tax or Loss that is attributable to, or results from, the failure of WCA Waste Corporation to make any payment required to be made under this Agreement. WCA and each member of the WCA Group shall jointly and severally indemnify WCA Waste Corporation and each Continuing Member and their respective directors, officers and employees, and hold them harmless from and against any Tax or Loss that is attributable to, or results from, the failure of WCA to make any payment required to be made under this Agreement.

      (b) WCA Waste Corporation and each Continuing Member shall jointly and severally indemnify WCA, each member of the WCA Group and their respective directors, officers and employees and hold them harmless from and against any Tax or Loss attributable to the negligence of WCA Waste Corporation or any Continuing Member in supplying WCA or any member of the WCA Group with inaccurate or incomplete information, in connection with the preparation of any Tax Return or the conduct of any Proceeding. WCA and each member of the WCA Group shall jointly and severally indemnify WCA Waste Corporation, each Continuing Member and their respective directors, officers and employees and hold them harmless from and against any Tax or loss attributable to the negligence of WCA or any member of the WCA Group in supplying WCA Waste Corporation or any Continuing Member with inaccurate or incomplete information, in connection with the preparation of any Tax Return or the conduct of any Proceeding.

      (c) Notwithstanding anything in this Agreement to the contrary, WCA Waste Corporation and each Continuing Member shall jointly and severally indemnify WCA, each member of the WCA Group and their respective directors, officers and employees, and hold them harmless from and against any Internal Reorganization Taxes incurred by


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WCA or any member of the WCA Group as a result of the Internal Reorganization, which is not otherwise offset by net operating losses, net capital losses, unused Tax credits and other deductible or creditable Tax attributes available to the Consolidated Group.

      (d) Notwithstanding anything in this Agreement to the contrary, WCA Waste Corporation and each Continuing Member shall jointly and severally indemnify WCA, each member of the WCA Group and their respective directors, officers and employees, and hold them harmless from and against any Distribution Taxes incurred by WCA or any member of the WCA Group as a result of the Distribution, which is not otherwise offset by net operating losses, net capital losses, unused Tax credits and other deductible or creditable Tax attributes available to the Consolidated Group.

      (E) If an indemnification obligation of any Continuing Member (including WCA Waste Corporation) or the WCA Group (including WCA) under this Section 2.5 with respect to a Consolidated Period arises in respect of an adjustment that makes allowable to an indemnified Continuing Member or an indemnified member of the WCA Group any credit, deduction, amortization, exclusion from income or other allowance (a "Tax Benefit") that would not, but for such adjustment, be allowable, then any payment by any Continuing Member or any member of the WCA Group pursuant to this Section 2.5 shall be an amount equal to the amount otherwise due but for this subsection (e), minus the present value of the product of (x) the Tax Benefit multiplied (y) (i) 100 percent for any portion of a Tax Benefit that is treated as a credit or else (ii) by the maximum corporate Tax rate of the Tax Authority as to which the Tax Benefit relates and as of the period in which the Tax Benefit is first allowable. The present value of such product shall be determined by discounting such product from the time the Tax Benefit becomes allowable at a per annum rate equal to the long-term applicable federal rate in effect on the last day of such period plus 200 basis points.

      2.6 Payment of Taxes for Separate Return Tax Periods. Except as otherwise provided in this Agreement, WCA Waste Corporation shall pay or cause to be paid all Taxes and shall be entitled to receive and retain all refunds of Taxes with respect to Tax Returns relating to Separate Return Tax Periods for which WCA Waste Corporation has filing responsibility, including under this Agreement. Except as otherwise provided in this Agreement, WCA shall pay or cause to be paid all Taxes and shall be entitled to receive and retain all refunds of Taxes with respect to Tax Returns relating to Separate Return Tax Periods for which WCA has filing responsibility, including under this Agreement.

      2.7 Interest. Payments pursuant to this Agreement that are not made within the period prescribed in this Agreement or, if no period is prescribed, within fifteen (15) Business Days after demand for payment is made shall bear interest for the period from and including the date immediately following the fifteenth
(15th) Business Day after demand for payment is made through the date of payment at a per annum rate equal to the long-term applicable federal rate in effect on the last day of such period plus 200 basis points. Such interest will be payable at the same time as the payment to which it relates


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and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.

                                  ARTICLE III
                          CARRYFORWARD TAX ATTRIBUTES

      3.1 Separate Return Tax Period Carryforward Tax Attributes. Unless the final or temporary Regulations require an allocation of particular items of Consolidated Group's Carryforward Tax Attributes from the final Consolidated Period to WCA's Separate Return Tax Periods, no Carryforward Tax Attributes will be allocated to WCA or any member of the WCA Group. WCA Waste Corporation will allocate to WCA and members of the WCA Group only that portion, if any, of particular Carryforward Tax Attribute items as the final or temporary Regulations require to be so allocated.

      3.2 Calculation of Carryforward Tax Attributes. Calculation of the portion of any Carryforward Tax Attributes available to WCA and members of the WCA Group shall be made by WCA Waste Corporation in accordance with this Article III. Such calculation will be provided to WCA as soon as practicable but in any case estimates shall be provided to WCA not later than a date that permits WCA sufficient time to prepare and to timely file Tax Returns for WCA's and each member of the WCA Group's Separate Return Tax periods, taking all extensions of time to file Tax Returns into consideration. WCA Waste Corporation shall also advise WCA of any adjustments to such calculations as a result of a Tax audit, a Final Determination, or otherwise. WCA shall have a right to review WCA Waste Corporation's calculations made pursuant to this Section 3.2.

      3.3 Tax Attributes to be Claimed for Separate Return Tax Periods. WCA shall prepare and file all of its and for all of the members of the WCA Group's Tax Returns for all Separate Return Tax Periods taking into account the amount of the Carryforward Tax Attributes provided to WCA and members of the WCA Group by WCA Waste Corporation pursuant to this Article III.

      3.4 Carryback Items from Separate Return Tax Periods. With respect to carrybacks by WCA and members of the WCA Group of net operating losses, net capital losses, unused Tax credits and other deductible or creditable Tax attributes to a Consolidated Period from a Separate Return Tax Period which would be permitted under the Code and the Regulations (or state law and state regulations), taking into consideration the separate return limitation year rules whenever appropriate to do so by the Code and the Regulations (or state law and state regulations), WCA shall elect for itself and for members of the WCA Group to relinquish any carryback period which would include any Consolidated Period. In cases where WCA cannot relinquish the carryback period, or if the parties otherwise agree, WCA Waste Corporation shall cooperate with WCA in seeking Tax refunds from the appropriate Tax Authority, at WCA's expense, and WCA or a member of the WCA Group shall be entitled to such refund, including interest paid by the Tax Authority in connection with such refund; provided, however, that WCA shall indemnify and hold WCA Waste Corporation harmless from and against any and all collateral Tax consequences resulting from or


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caused by the carryback of deductible or creditable Tax attributes by WCA or a member of the WCA Group from a Separate Return Tax Period to a Consolidated Period, including Tax attributes of WCA Waste Corporation or a Continuing Member that expire unused and that would have been used but for such carryback. The amount of such indemnity shall be limited to the actual Tax benefit to which WCA Waste Corporation or a Continuing Member would have been entitled in the absence of the carryback of the deductible or creditable Tax attribute of WCA or a member of the WCA Group. WCA Waste Corporation shall only be entitled to indemnification under this Section 3.4 if WCA Waste Corporation has used reasonable efforts to avoid the collateral Tax consequence being indemnified. WCA shall have the right to review the collateral Tax consequence being indemnified. The amount of the refund due to WCA from WCA Waste Corporation shall be reduced by the amount of the indemnification, if any.

      In the event that (i) WCA or a member of the WCA Group has filed a refund claim with a Tax Authority for a Consolidated Period as contemplated by this
Section 3.4, (ii) the refund claim has been allowed, and (iii) the Tax Authority has applied the refund to an amount owed by WCA Waste Corporation or a Continuing Member, then WCA Waste Corporation shall pay WCA the amount of the refund, including the amount of interest that would otherwise have been paid by the Tax Authority to WCA or to a member of the WCA Group. The refund payment shall be due to WCA within ten (10) Business Days after the earlier of (i) the date that WCA Waste Corporation or a Continuing Member receives the refund from the Tax Authority, or (ii) the date that WCA Waste Corporation receives notice from the applicable Tax Authority that it has applied the refund to an amount owed by WCA Waste Corporation or a Continuing Member.

                                   ARTICLE IV
                                   TAX AUDITS

      4.1 General. WCA Waste Corporation shall have the sole right to represent the interests of the Consolidated Group, including WCA and each member of the WCA Group, in any Proceeding in connection with any Tax liability for a Consolidated Period for which a member of the Consolidated Group may be liable. WCA Waste Corporation's rights shall extend to any matter pertaining to the management and control of a Proceeding, including, without limitation, execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item. Notwithstanding the foregoing, if such Proceeding relates to Taxes as to which WCA or a member of the WCA Group is solely liable for the payment of such Taxes under this Agreement or otherwise and would not result in any additional Tax liability or detriment to the Consolidated Group, WCA shall have the right to represent the interests of WCA and members of the WCA Group in such Proceeding so long as (x) WCA shall have agreed in writing to pay all costs and expenses that it shall incur in connection with the Proceeding including all attorneys', accountants' and investigatory fees and disbursements and (y) WCA shall have acknowledged in writing its obligation to pay the Taxes and/or indemnify the Consolidated Group against all costs and expenses with respect to such Proceeding; provided, however, if such Proceeding would result in the extension of the statute of limitations with respect to any Tax Return for which any member of the


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Consolidated Group may be liable, WCA Waste Corporation may, in its sole discretion, on at least ten (10) Business Days notice to WCA, require WCA to pay the Tax proposed and sue for a refund or to take any other action WCA Waste Corporation may reasonably request to prevent such an extension.

      4.2 Notice of Proceeding. WCA Waste Corporation will notify WCA in writing of any pending or threatened Proceeding in connection with any Tax liability for which WCA may be liable, promptly upon receipt of notice of such Proceeding by any Continuing Member. WCA will notify WCA Waste Corporation in writing of any pending or threatened Proceeding in connection with any Tax liability for which any member of the Consolidated Group may be liable, promptly upon receipt of notice of such Proceeding by WCA. Notification must include a complete copy of any written communication, and a complete written summary of any oral communication. The failure of WCA Waste Corporation or WCA to timely forward such notification shall not relieve the other party of its obligation to pay such Tax, except to the extent that the failure to timely forward notification prejudices the ability of the other party to contest the Tax liability.

                                   ARTICLE V
             COOPERATION, RECORD RETENTION, ACCESS, CONFIDENTIALITY

      5.1 Cooperation. WCA Waste Corporation and WCA will provide each other with the cooperation and information reasonably requested by the other party in connection with Tax planning, the preparation or filing of any Tax Return (or claim for refund), the determination and payment of any Tax (or estimated Tax), or the conduct of any Proceeding; provided, however, that neither party is required to disclose privileged and confidential information. Such cooperation and information includes: (i) promptly forwarding copies of appropriate notices and other communications (including information document requests, revenue agent's reports and similar reports, notices of proposed adjustments and notices of deficiency) received from or sent to any Tax Authority, (ii) providing copies of all relevant Tax Returns (including workpapers and schedules), and documents relating to rulings or other determinations by Tax Authorities, (iii) providing copies of records concerning the ownership and Tax basis of property, (iv) providing other relevant information which either party may possess, including explanations of documents and information provided under this Agreement, as well as access to appropriate personnel, (v) the execution of any document that may be necessary or reasonably helpful in connection with the filing of a Tax Return (or claim for refund) or in connection with any Proceeding, including waivers, consents or powers of attorney, and (vi) the use of the parties' reasonable efforts to obtain any documentation from a governmental authority or a third party that may be necessary or reasonable helpful in connection with any of the foregoing.

      5.2 Record Retention; Access. WCA Waste Corporation and WCA shall each (a) until sixty (60) days after the expiration of the relevant statute of limitations (including any extensions of which it has actual notice) retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns for all Consolidated Periods in respect of Taxes of WCA Waste


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Corporation and members of the Consolidated Group or WCA and members of the WCA
Group or for the audit of such Tax Returns; and (b) give to the other party reasonable access to such records, documents, accounting data and other information (including computer data) and to its personnel (insuring their cooperation) and premises, for the purpose of the review or audit of such Tax Returns to the extent relevant to an obligation or liability of a party under this Agreement. Prior to destroying any records, documents, data or other information in accordance with this Section 5.2, the party wishing to destroy such items will give the other party a reasonable opportunity to obtain such items (at such other party's expense).

      5.3 Information Confidential. WCA Waste Corporation and each Continuing Member and WCA and each member of the WCA Group shall hold and cause its employees, consultants, advisors and any other agents to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other party furnished to it by the other party or its representatives pursuant to this Agreement (except to the extent that such information was (i) in the public domain through no fault of the party to which it was furnished, or (ii) lawfully acquired from other sources by such party), and shall not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who shall be advised of the provisions of this Section 5.3. Any disclosure of information by either party to accountants for review purposes pursuant to sections of the Agreement providing for review rights shall not constitute a breach of confidentiality under this Agreement.

                                   ARTICLE VI
                               DISPUTE RESOLUTION

      6.1 Intent of Parties. Except as otherwise provided in this Agreement, it is the intent of the parties that WCA's federal, state, local and foreign Tax liability for all Tax periods, beginning with the Tax period that includes the Distribution Date, will be determined as if the WCA and the members of the WCA Group were a group of entities separate from the Consolidated Group. This Agreement shall at all times be interpreted consistently with such intent.

      6.2 Dispute Resolution. In the event that WCA Waste Corporation and WCA disagree as to the amount or calculation of any payment to be made under this Agreement, or the interpretation or application of any provision under this Agreement, the parties shall attempt in good faith to resolve such dispute. If such dispute is not resolved within sixty (60) Business Days following the commencement of the dispute, WCA Waste Corporation and WCA shall jointly retain a nationally recognized law firm or "Big Four" accounting firm, which firm is independent of both parties (the "Independent Firm"), to resolve the dispute. The Independent Firm shall act as an arbitrator to resolve all points of disagreement and its decision shall be final and binding upon all parties involved. Following the decision of the Independent Firm, WCA Waste Corporation and WCA shall each take or cause to be taken any action necessary to


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
implement the decision of the Independent Firm. The fees and expenses relating to the Independent Firm shall be borne equally by WCA Waste Corporation and WCA.

                                  ARTICLE VII
                                   COVENANTS

      7.1 No Conversion to a Corporation. WCA agrees that it will not convert into an entity treated as a corporation or an association for federal Income Tax purposes before January 1st, 2006 without the prior written consent of WCA Waste Corporation, which consent may be withheld in the sole discretion of WCA Waste Corporation.

      7.2 No Transfer to a Corporation. WCA agrees that it will not transfer substantially all of its assets to another entity that is treated as a corporation or association for federal Income Tax purposes and that has substantially the same ownership as that of WCA on the first (1st) Business Day following the Distribution Date prior to January 1st, 2006 without the prior written consent of WCA Waste Corporation, which consent may be withheld in the sole discretion of WCA Waste Corporation.

                                  ARTICLE VIII
                            MISCELLANEOUS PROVISIONS

      8.1 Termination. Notwithstanding any other provision in this Agreement, any liabilities determined under this Agreement shall not terminate any earlier than sixty (60) days after the expiration of the applicable statute of limitations for such liability. All other representations, warranties and covenants under this Agreement shall survive indefinitely.

      8.2 Notices. Every notice, request, settlement, or bill or other communication provided for in this Agreement (a "Notice") must be in writing and may be personally served, provided a receipt is obtained, or may be sent by certified mail, return receipt requested, postage prepaid, or may be sent by facsimile, with acknowledgment of receipt requested, to the parties at the following addresses (or such other address as one party may specify by Notice to the other parties).

      If to WCA Waste Corporation:

            WCA Waste Corporation
            One River Way, Suite 1400
            Houston, Texas 77056
            Attention:    General Counsel
            Telecopy No.: (713) 572-4480

      If to WCA:

            Waste Corporation of America, LLC
            One River Way, Suite 1400
            Houston, Texas 77056
            Attention:    General Counsel
            Telecopy No.: (713) 572-4480

A Notice which is delivered personally is given as of the date specified in the written receipt. A Notice sent by certified mail is given on the third (3rd) Business Day following the date of mailing. A Notice by facsimile is given on the date it is transmitted, provided that acknowledgment of receipt is received by sender.

      8.3 Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

      8.4 Change in Law. If, due to any change in applicable law or regulation or the interpretation thereof by any court of law or other governing body having jurisdiction, subsequent to the date of the Agreement, performance of any provision of or any transaction contemplated by this Agreement shall become impracticable or impossible, the parties will use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by this Agreement.

      8.5 Treatment of Payments. The parties hereto shall treat any payments made pursuant to the terms of this Agreement as a capital transaction occurring prior to the Distribution Date for all Tax purposes, except to the extent such payments represent interest paid pursuant to Section 2.7.

      8.6 Binding Effect; No Assignment; Third Party Beneficiaries. This Agreement shall be binding on, and shall inure to the benefit of, the parties and their respective successors and assigns. WCA Waste Corporation and WCA hereby guarantee the performance of all actions, agreements and obligations provided for under this Agreement of each Continuing Member and WCA Group, respectively. WCA Waste Corporation and WCA shall not assign any of their rights or delegate any of their duties under this Agreement without the prior written consent of the other party. No person (including, without limitation, any employee of a party or any stockholder of a party) shall be, or shall be deemed to be, a third party beneficiary of this Agreement.

      8.7 Entire Agreement; Amendments. This Agreement constitutes the entire agreement of the parties concerning the subject matter hereof and supersedes all prior agreements, whether or not written, concerning such subject matter. The provisions of this Agreement may not be amended and parties hereto may not take any action herein prohibited, or fail to perform any act herein required to be performed by it, unless such party has obtained the prior written consent of the other party. No other course of dealing among the parties hereto or any delay in exercising any rights hereunder or shall operate as a waiver of any rights hereunder. The parties recognize and acknowledge their intention to enter into additional agreements from time to time with respect to the allocation of Taxes not covered by this Agreement.

      8.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute together the sane document.

      8.9 Interpretation; Descriptive Headings. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words describing the singular number shall include the plural and vice versa. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement.

      8.10 Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon the parties and their respective successors, predecessors and assigns, but no assignment of this Agreement shall relieve any party of its obligations without the written consent of the other party.

      IN WITNESS WHEREOF, each of the Parties has duly executed this Agreement as of the date first set forth above.

                                       "WCA"

                                       WASTE CORPORATION OF AMERICA, LLC


                                       By:______________________________________

                                       Name:____________________________________

                                       Title:___________________________________


                                       WCA WASTE CORPORATION


                                       By:______________________________________

                                       Name:____________________________________

                                       Title:___________________________________


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